Exhibit 99.1

Biostar Pharmaceuticals, Inc. Receives Government Approvals
for Three New Products

The Approvals and Products Launching Scheduled for late July 2009 Create New Growth Opportunities

XIANYANG, China, July 15, 2009 (Xinhua-PRNewswire-FirstCall) – Biostar Pharmaceuticals, Inc. (OTC Bulletin Board: BSPM – News) (“Biostar” or “the Company”), a Xianyang-based developer, manufacturer and supplier of pharmaceutical products and medical nutrients addressing a variety of diseases and conditions, today announced it has received approval from local government to produce Yizi Capsules, Tangning Capsules, and Shengjing Capsules. The Company is ready to launch these products through its domestic market channels and expects initial revenues to be generated by late July, 2009.

Yizi Capsules is a traditional Chinese herbal supplement that effectively helps infertility in women and widely believed to aid in healthy fetal development during pregnancy. This will be one of the few nutritional supplement products for infertility in the market.

Tangning Capsules is also a traditional Chinese herbal supplement used to treat Type II Diabetes. It has proven to be effective in lowering glucose levels, nourishing kidneys, and alleviating Type II diabetes-related complications such as excessive thirst, fatigue and frequent urination. Complemented with a proper diet, patients taking Tangning Capsules typically see improvements in their condition in a short period of time. The price of Tangning Capsules is the lowest among other comparable products on the market while still maintaining a 54.4% gross margin for the Company. According to the new Emerging Markets report entitled Type II Diabetes in China, the number of prevalent cases of Type II Diabetes in China is among the highest in the world with 62.5 million reported cases in 2007. By comparison, the United States, Europe and Japan had a combined total of 48.5 million reported cases for the same year.

The third traditional Chinese herbal supplement approved is Shengjing Capsules, which is used typically by males to help improve libido and assist with impotence, improve overall energy levels and replenish kidney function.

Management anticipates that Yizi Capsules, Tangning Capsules, and Shengjing Capsules collectively will contribute $3.5 million in sales and $1 million in net income in 2009.  For 2010, the management anticipates recording $7.4 million in revenue and $2 million in net income.  As a component of these forecasts, the Company estimates that Yizi Capsules will generate $2.6 million and $5.2 million in revenues in 2009 and 2010, respectively. The margin profile of these products is expected to be slightly better than that of Biostar’s current product mix.

The sales of these three products will be mainly through the Company’s new rural cooperative medicine supply network with approximately 1,320 sales outlets in the rural areas currently. Biostar plans to build a rural medicine supply network covering 10,000 sales outlets in two years and these new products will be deployed in tandem with the expansion of the network. Sales training is currently under way.

“We are very pleased to receive approval of Yizi Capsules, Tangning Capsules and Shengjing Capsules from the local government. This is a very important step and positive progress for our business which further diversifies and complements our product portfolio,” said Mr. Wang Ronghua, Chairman and CEO of Biostar Pharmaceuticals, Inc.  “We are well positioned to capitalize on these new growth opportunities as these approvals enable us to immediately leverage our production capacity and our rural medicine supply network to generate incremental revenues and future growth.”

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary in China, develops, manufactures and markets pharmaceutical and medical nutrient products for a variety of diseases and conditions. The Company's most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar manufactures two broad-based OTC products, two prescription-based pharmaceuticals and ten nutrients. The Company has adopted international standards and is in the process of applying for three patents.

Safe Harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our S-1 dated June 27, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, our 10-K for the year ended December 31, 2008, and other recent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

    For further information, contact:

     Ms. Elaine Zhao, CFO
     Tel: +1-626-456-2789
     Email: elaine@biostarpharmaceuticals.com

     John Mattio
     HC International, Inc.
     Tel: US +1-914-669-5340
     Email: john.mattio@hcinternational.net
     Web: http://www.hcinternational.net

Source: Biostar Pharmaceuticals, Inc.